                                                                       EXHIBIT 2

                                VOTING AGREEMENT


                  VOTING AGREEMENT, dated as of February 16, 1999, between EMP ACQUISITION CORP., a Delaware corporation (the "Newco"), on the one hand, and BOSTON VENTURES LIMITED PARTNERSHIP III ("BVLP III"), BOSTON VENTURES LIMITED PARTNERSHIP IIIA ("BVLP IIIA"), BOSTON VENTURES COMPANY LIMITED PARTNERSHIP III ("BVCLP III") and PEMIMA L.P. ("PEMIMA"), and MICHAEL J. BOYLAN ("BOYLAN" and, together with BVLP III, BVLP IIIA and Pemima, the "STOCKHOLDERS"), on the other hand.
                                    RECITALS

                  Concurrently herewith, Newco and American Media, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), providing for the merger of Newco with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement.

                  As of the date hereof, each Stockholder owns of record and beneficially owns the number of shares of Class A Common Stock, par value $.01 per share (the "Class A Shares"), and Class C Common Stock, par value $.01 per share (the "Class C Shares"), of the Company set forth opposite its or his name on the signature page of this Agreement (collectively, such Class A Shares and Class C Shares are the "Existing Shares" and, together with any Class A Shares or Class C Shares acquired after the date hereof and prior to the termination hereof, whether upon the exercise of options, conversion of convertible securities or otherwise, are the "Subject Shares").

                  As of the date hereof, BVCLP III is the sole general partner of each of BVLP III and BVLP IIIA and Boylan is the sole general partner of Pemima.
                  As a condition to their willingness to enter into the Merger Agreement, Newco has required that each Stockholder, BVCLP III and Boylan enter into this Agreement.
                                    AGREEMENT

                  To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

                  1. Option to Purchase Shares.

                  (a) Grant of Option. The Stockholders hereby grant to Newco an irrevocable option (the "Option") to purchase all but not less than all of the Subject Shares at a purchase price of $7.00 per share (the "Exercise Price") in cash (subject to adjustment in the event of a stock dividend or distribution, or any change in the Company's common shares by reason of any stock dividend, split-up, recapitalization, combination or the exchange of shares).

                  (b) Exercise of Option.

                      (i) Subject to applicable law (including Rule 10b-13 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Option may be exercised by Newco as to all of the Subject Shares, at any time, commencing upon the Exercise Date and prior to the Expiration Date (as hereinafter defined). As used herein, the term "Exercise Date" means the first to occur of any of the following dates:

                        (x) as to any Stockholder, such Stockholder's failure to perform, in any material respect, any agreement or covenant of the Stockholders contained herein, so long as Newco is not in breach of its obligations under the Merger Agreement such that the conditions contained in Section 7.3(b) of the Merger Agreement would not be satisfied; or

                        (y) the Merger Agreement is terminated and Newco is
                  entitled to the reimbursement of expenses pursuant to Section 8.3(c) of the Merger Agreement as a result of a willful breach by the Company of any of its covenants in the Merger Agreement, or pursuant to Section 8.1(e) of the Merger Agreement, as a result of a failure to satisfy the closing condition in Section 7.1(a) of the Merger Agreement. As used herein, the term "Expiration Date" means the first to occur of any of the following dates:

                  (1) the Effective Time (as defined in the Merger Agreement);

                  (2) 15 days after the termination of the Merger Agreement for any reason other than as described in clause (y) above, except in the event of a termination of the Merger Agreement pursuant to Section 8.1(c) at which time the Expiration Date shall be deemed to have occurred;

                  (3) 90 days after the termination of the Merger Agreement described in clause (y) above; or

                  (4) written notice of termination of this Agreement by Newco to the Stockholders.


                  (ii) In the event Newco wishes to exercise the Option, Newco shall send a written notice to the Stockholders of its intention to so exercise the Option (a "Notice"), specifying the place, time and date of the closing of such purchase (the "Closing"), which date shall not be less than two business days nor more than five business days from the date on which a Notice is delivered; provided, that the Closing shall be held only if such purchase would not otherwise then violate or cause the violation of, any applicable law or regulations (including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act")) or any decree, order or injunction of any governmental agency, authority or court, whether temporary, preliminary or permanent. If the Closing shall be violative of any such laws or rules or any such decree, order or injunction, then such Notice shall be deemed rescinded and of no effect and Newco shall send a new Notice at such time as the Closing is not violative of such laws, rules, decrees, orders or injunctions. Notwithstanding the occurrence of such rescission, this Agreement shall remain in full force and effect.

                  (iii) At the Closing, each Stockholder in respect of whose shares the Option is being exercised shall deliver to Newco all of its Subject Shares by delivery of a certificate or certificates evidencing such Subject Shares so purchased by Newco duly endorsed or with executed blank stock power attached, in either event with signature guaranteed such that registered ownership of the Subject Shares may be registered for transfer on the books of the Company and Newco will make payment to each Stockholder of the aggregate Exercise Price for the Subject Shares being purchased upon exercise of the Option by wire transfer of immediately available funds to an account designated by such Stockholder in the amount equal to the Exercise Price multiplied by the number of Subject Shares purchased pursuant to this Section 1.

         2. Other Covenants of Each Stockholder. Until the termination of this Agreement in accordance with Section 3, each Stockholder, BVCLP III and Boylan severally and not jointly, agree as follows:

                  (a) Voting. If requested by Newco, each of the Stockholders shall (and BVCLP III shall cause BVLP III and BVLP IIIA to and Boylan shall cause Pemima to) immediately execute the Consent of Stockholders attached hereto as Exhibit A; provided that such consent shall not be executed or if executed, shall not be deemed effective and shall be revocable until the Consent Date. Consent Date means the record date for giving consents established in accordance with the applicable rules of the New York Stock Exchange and Delaware law. The parties agree that the Consent of Stockholders may only be revoked upon termination of this Voting Agreement for any reason other than the occurrence of the Effective Time. Each Stockholder also agrees that in connection with any other solicitation of written consents or meeting of the stockholders of the Company relating to the adoption of the Merger Agreement or in any other circumstances upon which a written consent, vote or other approval with respect to the Merger or the Merger Agreement is sought, each Stockholder shall (and BVCLP III shall cause BVLP III and BVLP IIIA to and Boylan shall cause Pemima to) execute consents or vote, as the case may be, its Subject Shares in favor of the Merger, the adoption of the Merger Agreement, the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

                  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the stockholders of the Company vote or consent or in connection with which other such approval is sought, each Stockholder shall (and BVCLP

         III shall cause BVLP III and BVLP IIIA to and Boylan shall cause Pemima
         to) vote the Subject Shares against (and the Stockholders shall not, and BVCLP III shall cause BVLP III and BVLP IIIA not to and Boylan shall cause Pemima not to, execute consents with respect to) (i) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement and
         (ii) any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that is intended to or could reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (A) any extraordinary corporate transaction (other than the Merger Agreement and the Merger), such as a merger, consolidation or other business combination involving the Company and its subsidiaries, any sale or transfer of a material amount of assets of the Company or its subsidiaries or of Class A Shares or Class C Shares or other capital stock of the Company, any reorganization, recapitalization or liquidation of the Company or its subsidiaries or any other Takeover Proposal (as defined in the Merger Agreement); (B) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Newco; (C) any material change in the present capitalization or dividend policy of the Company; (D) any amendment to the Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction changes in any manner the voting rights of any class of the Company's capital stock or is intended or could reasonably be expected to impede, frustrate, prevent, delay or nullify (1) the ability of the Company to consummate the Merger or (2) any of the transactions contemplated by this Agreement or the Merger Agreement and
         (E) any other material change in the Company's corporate structure or business. Each Stockholder further agrees not to (and BVCLPIII shall cause BVLPIII and BVLPIIIA not to and Boylan shall cause Pemima not to) commit or agree to take any action inconsistent with the foregoing.

                  (b) Transfer Restrictions. Each Stockholder, severally and not jointly, agrees not to (and BVCLP III shall cause BVLP III and BVLP IIIA not to and Boylan shall cause Pemima not to) (i) sell, transfer, encumber, pledge, assign or otherwise dispose of (including by gift, merger, testamentary disposition, interspousal disposition (pursuant to domestic relations proceeding or otherwise) or otherwise by operation of law ("Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares or any interest therein to any person other than pursuant to the terms hereof or the Merger Agreement, (ii) except as contemplated hereby, grant any proxy or power of attorney, enter into any voting trust, arrangement or understanding or otherwise transfer voting power, with respect to the Subject Shares or any interest therein to any other person other than Newco, (iii) take any action that would make any of its representations or warranties contained herein untrue or incorrect, in any material respect, or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement or (iv) commit or agree to take any of the foregoing actions.

                  (c) Proxy. Each Stockholder hereby constitutes and appoints Newco, and each officer of Newco (each with full power of substitution), as the proxies of the Stockholders and hereby authorizes each of them to vote, or execute written consents with respect to, the Subject Shares in accordance with Section 2(a). Each proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of Newco pursuant to this Agreement and the Merger Agreement and as such is coupled with an interest and shall be irrevocable unless and until this Agreement terminates pursuant to
         Section 3 hereof and each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to the Subject Shares.

                  (d) Appraisal Rights. Each Stockholder hereby irrevocably waives and agrees not to assert any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

                  (e) The Partnerships. BVCLP III, with respect to each of BVLP III and BVLP IIIA, and Boylan, with respect to Pemima, shall not (i) amend, or permit the amendment of, the terms of such Stockholder's partnership agreement or other organizational documents in any manner that, reasonably could be expected to be materially adverse to the rights of Newco under this Agreement or impede, frustrate, prevent, delay or nullify the Merger or any of the transactions contemplated by this Agreement or the Merger Agreement, (ii) Transfer or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, their interests in such Stockholder to any person or
         (iii) adopt a plan of liquidation or dissolution of such Stockholder or otherwise terminate the partnership agreement with respect to such Stockholder.

                  3. Expiration. This Agreement, except with respect to the Option which termination shall be governed by Section 1, shall terminate on the first to occur of (a) the Effective Time, (b) 15 days after the date on which the Merger Agreement is terminated pursuant to and in accordance with Section
8.1 thereof, except for terminations pursuant to Section 8.1(d), (c) 180 days after the date on which the Merger Agreement is terminated pursuant to and in accordance with Section 8.1(d) and (d) written notice of termination of this Agreement by Newco to the Stockholders (the "Expiration Date").


                  4. Representations and Warranties of the Stockholders, BVCLP III and Boylan.

                  (a) Each Stockholder, BVCLP III and Boylan (each hereinafter a "person") hereby, severally and not jointly, represents and warrants to Newco as of the date hereof in respect of himself or itself as follows:

                       (i) Authority. Such person has all requisite legal
                  capacity, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such person and constitutes a valid and binding obligation of such person enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by such person with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, permit the termination of any provision of or result in the termination of or the acceleration of the maturity or performance of, or result in the creation or imposition of any lien upon any of the assets or properties of such Stockholder under, (i) any provision of any agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such person or to such person's property or assets or (ii) in the case of BVLP III, BVLP IIIA, BVCLP III and Pemima, the constitutive documents of such person. If such person is married and such person's Subject Shares constitute community property or otherwise need spousal or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the person's spouse, enforceable against such spouse in accordance with its terms. No trust of which such person is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other person is necessary for the execution of this Agreement by such person, or the performance by such person of its obligations hereunder. The Stockholders hereby agree that the performance of their obligations under this Agreement, including consenting to, or voting in favor of, the adoption of the Merger Agreement or complying with their obligations in
                  Section 1 shall not be deemed to be a breach of, or otherwise conflict with, the Stockholders, Registration Rights and Voting Agreement (the "Stockholders'

                  Agreement), dated as of April 8, 1993, by and among the Stockholders, and the obligation to take the actions set forth in Section 2 of this Agreement shall be deemed to satisfy the requirements set forth in Section 2 of the Stockholders' Agreement.

                        (ii) No broker, investment banker, financial adviser or
                  other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such person in his or her capacity as such.

                        (iii) Such person understands and acknowledges that
                  Newco is entering into the Merger Agreement in reliance upon such person's execution and delivery of this Agreement with Newco.

                  (b) Each Stockholder hereby, severally and not jointly, further represents and warrants to Newco as of the date hereof in respect of himself or itself as follows:

                        (i) The Subject Shares. Such Stockholder is the record
                  holder of the number of the Existing Shares as is set forth opposite such Stockholder's name on the signature page hereto. On the date hereof, the Existing Shares set forth opposite such Stockholder's name on the signature page hereto constitute all of the outstanding Class A Shares and Class C Shares owned beneficially or by record by such Stockholder. Such Stockholder does not have record or beneficial ownership of any Class A Shares or Class C Shares not set forth on the signature page hereto. Such Stockholder has sole power of disposition with respect to all of the Existing Shares set forth opposite such Stockholder's name in Part I of Schedule I hereto and sole voting power with respect to the matters set forth in
                  Section 2 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares set forth opposite such Stockholder's name in
                  Part II of Schedule I hereto, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Stockholder will have sole power of disposition with respect to the Subject Shares and, except as set forth in the Stockholders' Agreement, will have sole voting power with respect to the matters set forth in Section 2 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all Subject Shares other than Existing Shares, if any, which become beneficially and not owned of record by such Stockholder with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Any shared beneficial ownership of any of the Subject Shares or shared voting or dispositive power is shared only with other Stockholders who are parties to this Voting Agreement.

                        (ii) Except as set forth in Schedule II hereto, such
                  Stockholder's Subject Shares and the certificates representing such Subject Shares are now and at all times during the term hereof will be held as of record by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

         5. Additional Subject Shares; Adjustments. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Newco of the number of any new Subject Shares acquired by such Stockholder, if any, after the date hereof. In the event of a stock dividend or distribution, or any change in the Company's common shares by reason of any stock dividend, split-up, recapitalization, combination or the exchange of shares, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Shares may be changed or exchanged.

         6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements set forth in this Agreement shall not be deemed to prevent Boylan from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in his capacity as director of the Company.

         7. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. The Stockholders agree to amend or modify the provisions of the Stockholders' Agreement to the extent necessary in the event it is determined that the Stockholders' Agreement conflicts with the obligations of the Stockholders under this Agreement in any material respect.

         8. Stop Transfer Order; Legends. In furtherance of this Agreement, concurrently herewith, each Stockholder shall and hereby does authorize the Company's counsel to notify the

Company's transfer agent that there is a stop transfer order with respect to all of the Existing Shares and that this Agreement places limits on the voting and transfer of such shares. Each Stockholder agrees that within ten business days after the date hereof, such Stockholder will no longer hold any Subject Shares in "street name" or in the name of any nominee. If requested by Newco, each Stockholder agrees to submit to Newco contemporaneously with or promptly following execution of this Agreement all certificates representing the Subject Shares so that Newco may note thereon a legend referring to the option, proxy and other rights granted to it by this Agreement. If any of the Subject Shares beneficially owned by such Stockholder are held of record by a brokerage firm in "street name" or in the name of any other nominee (a "Nominee," and, as to such Shares, "Nominee Shares"), each Stockholder agrees that, upon written notice by Newco requesting it, such Stockholder will within five days of the giving of such notice execute and deliver to Newco a limited power of attorney in such form as shall be reasonably satisfactory to Newco enabling Newco to require the Nominee to (i) satisfy Newco's option and grant the irrevocable proxy to the same effect as Sections 1 and 2 hereof with respect to the Nominee Shares held by such Nominee and (ii) submit to Newco the certificates representing such Nominee Shares for notation of the above-referenced legend thereon.


         9. Entire Agreement; Assignment.

                 (a) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (b) Neither this Agreement nor any of the rights, interests or obligations under this

         Agreement will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that Newco may assign its rights hereunder to any of its affiliates, but no such assignment shall relieve Newco of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

                  8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

                  9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  11. Parties in Interest; Notices. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties any rights or remedies of any nature whatsoever under or by reason of this Agreement. Any notices required to be delivered to the parties hereunder shall be sent to the addresses set forth on the signature page hereto.

                  12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

                  IN WITNESS WHEREOF, Newco, the Stockholders, BVCLP III and Boylan have caused this Agreement to be duly executed as of the day and year first above written.

                                        EMP ACQUISITION CORP.



                                        By: _________________________________
                                            Name: Austin Beutner
                                            Title:  President

                                        65 East 55th Street
                                        New York, New York 10022



Number of Class A Shares                BOSTON VENTURES LIMITED PARTNERSHIP III
Record:
Beneficial: 531,376
                                        By:  Boston Ventures Company Limited Partnership
Number of Class C Shares                     III, its sole general partner
Record:
Beneficial: 9,786,805.7
                                              By:  _______________________________



Number of Class A Shares                BOSTON VENTURES LIMITED PARTNERSHIP IIIA
Record:
Beneficial: 140,078
                                        By:  Boston Ventures Company Limited Partnership
                                                III, its sole general partner
Number of Class C Shares
Record:
Beneficial: 2,579,602.1                      By:  _______________________________

Number of Class A Shares                PEMIMA, L.P.
Record:
Beneficial: 339,859
                                        By: _______________________________
Number of Class C Shares                Name: Michael J. Boylan, its sole general partner
Record:
Beneficial: 8,335,603.2
                                        476 Navesink River Road
                                        Red Bank, NJ  07701



                                        ____________________________________
Number of Class A Shares                Michael J. Boylan
Record:
Beneficial: 339,859

Number of Class C Shares
Record:
Beneficial: 8,335,603.2
                                        476 Navesink River Road
                                        Red Bank, NJ  07701

                                   SCHEDULE I


Part I -- Number of Existing Shares with Sole Dispositive Power or Shared Dispositive Power with the Stockholders who are Party to this Voting
          Agreement:


Name of Stockholder                                  Number of Existing Shares
-------------------                                  -------------------------
Boston Ventures Limited Partnership III
Class A                                                 531,376
Class C                                              9,786,805.7

Boston Ventures Limited Partnership IIIA
Class A                                                 140,078
Class C                                              2,579,602.1

Pemima, L.P.
Class A                                                 339,859
Class C                                              8,335,603.2




Part II -- Number of Existing Shares with Sole Voting Power and Sole Power to Demand Dissenter's or Appraisal Rights or Shared Voting Power and Shared Power to Demand Dissenter's or Appraisal Rights with the Stockholders who are Party to this Voting Agreement:

Name of Stockholder                                  Number of Existing Shares
-------------------                                  -------------------------
Boston Ventures Limited Partnership III
Class A                                                 531,376
Class C                                              9,786,805.7

Boston Ventures Limited Partnership IIIA
Class A                                                 140,078
Class C                                              2,579,602.1

Pemima, L.P.
Class A                                                 339,859
Class C                                              8,335,603.2

                                   SCHEDULE II


                           [Intentionally left blank.]